Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2023, relating to the financial statements of Amylyx Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Amylyx Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 10, 2023